Exhibit 99.1
Consent of Director Nominee
I hereby consent, pursuant to Rule 438 of the Securities Act of 1933, as amended (the “Securities Act”), to being named as a nominee to the board of directors of Portrait Innovations Holding Company in the Registration Statement on Form S-1 filed with the Securities and Exchange Commission under the Securities Act, in connection with the initial public offering of common stock of Portrait Innovations Holding Company, as such Registration Statement may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Michael D. Evans
Michael D. Evans

Dated: June 29, 2010